As filed with the Securities and Exchange Commission on October 13, 2020

Registration No. 333-238559

Registration No. 333-231613

Registration No. 333-228969

Registration No. 333-225730

Registration No. 333-219290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238559

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231613

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228969

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225730

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219290

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKCEA THERAPEUTICS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2608175
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

22 Boston Wharf Road, 9th Floor

Boston, Massachusetts 02210

(617) 207-0202

(Address of principal executive offices)

Akcea Therapeutics, Inc. 2015 Equity Incentive Plan

Akcea Therapeutics, Inc. 2017 Employee Stock Purchase Plan

(Full title of the Plans)

Brett Monia

President

Akcea Therapeutics, Inc.

c/o Ionis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, CA 92010

(760) 931-9200

(Name, address and telephone number of Agent for Service)

Copies to:

Graham Robinson

Laura Knoll

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

(617) 573-4850

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Akcea Therapeutics, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-238559) pertaining to the registration of an aggregate of 5,500,000 Shares, issuable under the Registrant’s 2015 Equity Incentive Plan and 2017 Employee Stock Purchase Plan, which was filed with the SEC on May 21, 2020.

•

Registration Statement on Form S-8 (No. 333-231613) pertaining to the registration of 500,000 Shares, issuable under the Registrant’s 2017 Employee Stock Purchase Plan, which was filed with the SEC on May 20, 2019.

•

Registration Statement on Form S-8 (No. 333-228969) pertaining to the registration of 5,000,000 Shares, issuable under the Registrant’s 2015 Equity Incentive Plan, which was filed with the SEC on December 21, 2018.

•

Registration Statement on Form S-8 (No. 333-225730) pertaining to the registration of an aggregate of 5,500,000 Shares, issuable under the Registrant’s 2015 Equity Incentive Plan and 2017 Employee Stock Purchase Plan, which was filed with the SEC on June 20, 2018.

•

Registration Statement on Form S-8 (No. 333-219290) pertaining to the registration of an aggregate of 9,000,000 Shares, issuable under the Registrant’s 2015 Equity Incentive Plan and 2017 Employee Stock Purchase Plan, which was filed with the SEC on July 14, 2017.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 30, 2020, among the Registrant, Ionis Pharmaceuticals, Inc. a Delaware corporation (“Ionis”), and Avalanche Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Ionis (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Ionis. The Merger became effective on October 13, 2020.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 31, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on October 13, 2020.

Akcea Therapeutics, Inc.

By:	/s/ Elizabeth L. Hougen
Name: Elizabeth L. Hougen
Title: Treasurer and Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.